Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2023 Inducement Plan of Genelux Corporation of our report dated March 28, 2025, (which report contains an explanatory paragraph describing conditions that raise substantial doubt about Genelux Corporation’s ability to continue as a going concern), relating to the financial statements of Genelux Corporation as of December 31, 2024 and 2023, which appear in Genelux Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/Weinberg & Company, P.A.

Los Angeles, California

August 7, 2025